Product Supplement No. EQUITY INDICES LIRN-1	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated December 16, 2019	Registration No. 333-233663
and Prospectus Supplement dated December 16, 2019)
December 16, 2019

Leveraged Index Return Notes® “LIRNs®” Linked to One or More Equity Indices

•               LIRNs are unsecured senior notes issued by Canadian Imperial Bank of Commerce.  Any payments due on LIRNs, including any repayment of principal, will be subject to the credit risk of Canadian Imperial Bank of Commerce.

•               LIRNs do not guarantee the return of principal at maturity, and we will not pay interest on LIRNs.  Instead, the return on LIRNs will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices.

•               LIRNs provide an opportunity to earn a multiple of the positive performance of the Market Measure, and may provide limited protection against the risk of losses.  You will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined below) on a 1-to-1 basis. If specified in the applicable term sheet, your LIRNs may be “Capped LIRNs.” In the case of Capped LIRNs, the Redemption Amount will not exceed a specified cap (the “Capped Value”).

•               If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, and in the case of Capped LIRNs, up to the Capped Value.

•               If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount.  However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Market Measure below the Threshold Value.  In such a case, you may lose all or a significant portion of the principal amount of your LIRNs.

•               This product supplement describes the general terms of LIRNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•               For each offering of LIRNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, if applicable, the Participation Rate (as defined below), the Threshold Value, and certain related risk factors.  The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•               LIRNs will be issued in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•               Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

•               BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer LIRNs and will act in a principal capacity in such role.

LIRNs are unsecured and are not savings accounts or insured deposits of a bank. LIRNs are not insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Canada, or any other jurisdiction.  Potential purchasers of LIRNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page S-1 of the accompanying prospectus supplement, and page 1 of the accompanying prospectus.  You may lose all or a significant portion of your investment in LIRNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus.  Any representation to the contrary is a criminal offense.

BofA Securities

_______________

LIRNs® and “Leveraged Index Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  Neither we nor BofAS have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about LIRNs, you should not rely on it.

Key Terms:

General:

LIRNs are senior unsecured debt securities issued by Canadian Imperial Bank of Commerce, and are not guaranteed or insured by the Canada Deposit Insurance Corporation, the FDIC or any other governmental agency of the United States, Canada or any other jurisdiction, and are not, either directly or indirectly, an obligation of any third party.  They rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on LIRNs, including any repayment of principal, will be subject to our credit risk.

The return on LIRNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your investment if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of LIRNs will mature on the date set forth in the applicable term sheet.  We cannot redeem LIRNs at any earlier date.  We will not make any payments on LIRNs until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•                  U.S. broad-based equity indices;

•                  U.S. sector or style-based equity indices;

•                  non-U.S. or global equity indices; or

•                  any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing.  We refer to each equity index included in any Basket as a “Basket Component.”  If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when LIRNs are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100.  See “Description of LIRNs—Basket Market Measures.”

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value.  The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in LIRNs.

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of LIRNs—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on a scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of LIRNs—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:

The rate at which investors participate in any increase in the value of the Market Measure, as calculated below.  The Participation Rate will generally be greater than or equal to 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Capped Value:

For Capped LIRNs, the maximum Redemption Amount.  Your investment return in Capped LIRNs is limited to the return represented by the Capped Value specified in the applicable term sheet.  We will determine the applicable Capped Value on the pricing date of each issue of Capped LIRNs.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. In the case of Capped LIRNs, the Redemption Amount will not exceed the Capped Value.  If the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount.  If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value, and will receive a Redemption Amount that is less than the principal amount. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero.

Any payments due on LIRNs, including any repayment of principal, are subject to our credit risk as issuer of LIRNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:

You may lose all or a significant portion of the principal amount of LIRNs.  Further, if you sell your LIRNs prior to maturity, you may find that the market value per LIRN is less than the price that you paid for LIRNs.

Calculation Agent:

The calculation agent will make all determinations associated with LIRNs. Unless otherwise set forth in the applicable term sheet, we will appoint BofAS or one of its affiliates to act as the calculation agent for LIRNs.  See the section entitled “Description of LIRNs—Role of the Calculation Agent.”

Agents:

BofAS and one or more of its affiliates will act as our agents in connection with each offering of LIRNs and will receive an underwriting discount based on the number of units of LIRNs sold.  None of the agents is your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase LIRNs.

Listing:	Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

ERISA Considerations:	See “Certain U.S. Benefit Plan Investor Considerations” beginning on page 34 of the accompanying prospectus.

This product supplement relates only to LIRNs and does not relate to any equity index that comprises the Market Measure described in any term sheet.  You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your LIRNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any LIRNs.  In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in LIRNs, to determine whether an investment in LIRNs is appropriate for you.  Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with information in the prospectus or prospectus supplement, this product supplement will supersede those documents.  However, if information in any term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement. You should carefully review the applicable term sheet to understand the specific terms of your LIRNs.

Neither we nor any agent is making an offer to sell LIRNs in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Canadian Imperial Bank of Commerce.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any LIRNs.

RISK FACTORS

Your investment in LIRNs is subject to investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase LIRNs should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances.  LIRNs are not an appropriate investment for you if you are not knowledgeable about the material terms of LIRNs or investments in equity or equity-based securities in general.

General Risks Relating to LIRNs

Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on LIRNs at maturity.  The return on LIRNs will be based on the performance of the Market Measure and therefore, you may lose all or a significant portion of your investment if the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero.

Your return on LIRNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  There will be no periodic interest payments on LIRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any return that you receive on LIRNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in LIRNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return will be limited to the return represented by the Capped Value (if applicable), and may be less than a comparable investment directly in the Market Measure.  The appreciation potential of Capped LIRNs is limited to the Capped Value.  You will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of the increase in the value of the Market Measure.  In contrast, a direct investment in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities.  Thus, any return on LIRNs will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.

Additionally, the Market Measure may consist of one or more equity indices that include components traded in a non-U.S. currency and are calculated in such non-U.S. currency.  If the value of that currency strengthens against the U.S. dollar during the term of your LIRNs, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the index or indices.

Payments on LIRNs are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of LIRNs.  LIRNs are our senior unsecured debt securities and are not, either directly or indirectly, an obligation of any third party. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value.  No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of LIRNs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of LIRNs.  However, because your return on LIRNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to LIRNs.

Our initial estimated value of LIRNs will be lower than the public offering price of LIRNs. The public offering price of LIRNs will exceed our initial estimated value because costs associated with selling and structuring LIRNs, as well as hedging LIRNs, are included in the public offering price of LIRNs.

Our initial estimated value does not represent future values of LIRNs and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of LIRNs are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for LIRNs that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of LIRNs could change significantly based on, among other things, changes in market conditions, including the value of the Market Measure, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which BofAS or any other party would be willing to buy LIRNs from you in any secondary market transactions. Our estimated value does not represent a minimum price at which BofAS or any other party would be willing to buy your LIRNs in any secondary market (if any exists) at any time.

Our initial estimated value of LIRNs will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of LIRNs generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of LIRNs as well as the higher issuance, operational and ongoing liability management costs of LIRNs in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of LIRNs to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of LIRNs, the initial estimated value of LIRNs on the pricing date and any secondary market prices of LIRNs.

We cannot assure you that there will be a trading market for your LIRNs.  If a secondary market exists, we cannot predict how LIRNs will trade, or whether that market will be liquid or illiquid.  The development of a trading market for LIRNs will depend on various factors, including our financial performance and changes in the value of the Market Measure.  The number of potential buyers of your LIRNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your LIRNs at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for LIRNs, but none of them is required to do so and may cease to do so at any time.  Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any LIRNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may adversely affect the prices, if any, at which those LIRNs might otherwise trade in the market.  In addition, if at any time any entity were to cease acting as a market-maker for any issue of LIRNs, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which those LIRNs could be sold would likely be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list LIRNs on any securities exchange or quotation system.  Even if an application were made to list your LIRNs, we cannot assure you that the application will be approved or that your LIRNs will be listed and, if listed, that they will remain listed for their entire term.  The listing of LIRNs on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period.  Changes in the value of the Market Measure during the term of LIRNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount.  To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value or the Threshold Value, as applicable.  No other values of the Market Measure will be taken into account.  As a result, even if the value of the Market Measure has increased at certain times during the term of LIRNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value. In addition, since the Ending Value will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period, the Ending Value may be less than the closing level of the Market Measure on any particular calculation day.

If your LIRNs are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components.  The Market Measure of your LIRNs may be a Basket.  In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components.  The levels of one or more Basket Components may increase, while the levels of one or more of the other Basket Components may decrease or not increase as much.  Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the levels of one or more of the other Basket Components.  If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components which are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your LIRNs.

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests.  Unless otherwise specified in the applicable term sheet, we, the agents and our respective affiliates have no affiliation with any publisher of an index to which your LIRNs are linked (each, an “Index Publisher”). Consequently, we have no control of the actions of any Index Publisher. The Index Publisher can add, delete, or substitute the securities included in that index or make other methodological changes that could change its level.  A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index.  Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index.  Any of these actions could adversely affect the value of your LIRNs.  The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

Exchange rate movements may adversely impact the value of LIRNs.  If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates.  If the value of the U.S. dollar strengthens against the currencies of that index, the level of the applicable index may be adversely affected and the Redemption Amount may be reduced.  Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels; political, civil, or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the countries relevant to the applicable index and the United States.  All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.  LIRNs are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold LIRNs to maturity. You have no right to have your LIRNs redeemed prior to maturity.  If you wish to liquidate your investment in LIRNs prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for your LIRNs or no market at all.  Even if you were able to sell your LIRNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe a specific factor’s expected impact on the market value of LIRNs, assuming all other conditions remain constant.

•        Value of the Market Measure.  We anticipate that the market value of LIRNs prior to maturity generally will depend to a significant extent on the value of the Market Measure.  In general, it is expected that the market value of LIRNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases.  However, as the value of the Market Measure increases or decreases, the market value of LIRNs may not increase or decrease at the same rate.  If you sell your LIRNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your LIRNs.

In addition, because the Redemption Amount for Capped LIRNs will not exceed the applicable Capped Value, we do not expect that Capped LIRNs will trade in any secondary market at a price that is greater than the Capped Value.

•        Volatility of the Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations.  Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of LIRNs.  Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your LIRNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•        Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of LIRNs.  If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your LIRNs may also be adversely affected by similar events in the markets of the relevant foreign countries.

•        Interest Rates.  We expect that changes in interest rates will affect the market value of LIRNs.  In general, if U.S. interest rates increase, we expect that the market value of LIRNs will decrease.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of LIRNs.  In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of LIRNs may be adversely affected.

•        Dividend Yields.  In general, if the cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of LIRNs will decrease.

•        Exchange Rate Movements and Volatility.  If the Market Measure of your LIRNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your LIRNs, and the Redemption Amount may depend in part on the relevant exchange rates.  In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your LIRNs.

•        Our Financial Condition and Creditworthiness.  Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of LIRNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of LIRNs.  However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of LIRNs.

•        Time to Maturity.  There may be a disparity between the market value of LIRNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of LIRNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on LIRNs and their market value.  We, the agents, and our respective affiliates may buy or sell the securities included in the Market Measure, futures or options contracts or exchange-traded instruments on the Market Measure or its component securities, or other instruments whose value is derived from the Market Measure or its component securities.  We, the agents, or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under LIRNs.  These transactions could adversely affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in LIRNs.  On or before the applicable pricing date, any purchases or sales by us, the agents and our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with LIRNs), may increase the value of a Market Measure or its component securities.  Consequently, the values of that Market Measure or the securities included in that Market Measure may decrease subsequent to the pricing date of an issue of LIRNs, adversely affecting the market value of LIRNs.

We, the agents, or one or more of our respective affiliates expect to also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date.  In addition, these activities, including the unwinding of a hedge, may decrease the market value of your LIRNs prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount.  We, the agents, or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in LIRNs, and may hold or resell LIRNs.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not adversely affect the value of the Market Measure, the market value of your LIRNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you.  We, the agents, or one or more of our respective affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf.  We, the agents, or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure.  In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Certain of the agents or their affiliates may also have a lending or other financial relationship with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially LIRNs.  Any such short positions could adversely affect future trading prices of LIRNs. These trading and other business activities may present a conflict of interest between your interest in LIRNs and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your LIRNs, could be adverse to your interests as a beneficial owner of LIRNs.

We, the agents, and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under LIRNs.  We, the agents, or our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of LIRNs.  We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to LIRNs and the applicable Market Measure.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.  We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of LIRNs increases or decreases or whether the Redemption Amount on LIRNs is more or less than the principal amount of LIRNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of LIRNs, which creates an additional incentive to sell LIRNs to you.

There may be potential conflicts of interest involving the calculation agent.  We have the right to appoint and remove the calculation agent.  We expect to appoint BofAS or one of its affiliates as the calculation agent for LIRNs and, as such, it will determine the Starting Value, the Threshold Value, the Ending Value, and the Redemption Amount. As the calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your LIRNs. The exercise of this discretion by the calculation agent could adversely affect the value of your LIRNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on LIRNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

The U.S. federal income tax consequences of an investment in LIRNs are uncertain, and may be adverse to a holder of LIRNs.   No statutory, judicial, or administrative authority directly addresses the characterization of LIRNs or securities similar to LIRNs for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in LIRNs are not certain. Under the terms of LIRNs, you will have agreed with us to treat LIRNs as pre-paid cash settled derivative contracts, as described under “U.S. Federal Income Tax Summary.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for LIRNs, the timing and character of gain or loss with respect to LIRNs may differ. No ruling will be requested from the IRS with respect to LIRNs and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in LIRNs.

Risks Relating to the Market Measures

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure.  In the ordinary course of business, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities.  For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

As a holder of LIRNs, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to receive dividends or other distributions by the issuers of these securities.  LIRNs are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in LIRNs will not make you a holder of any of the securities represented by the Market Measure.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities.  As a result, the return on your LIRNs may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them.  Additionally, the levels of certain indices reflect only the prices of the securities included in that index and do not take into consideration the value of dividends paid on those securities.  Your LIRNs will be paid in cash and you have no right to receive any of these securities.

If the Market Measure to which your LIRNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your LIRNs, include:

•               Market Liquidity and Volatility.  The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•               Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets.  The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial, and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable.

•               Publicly Available Information.  There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC.  In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any of those companies.  We, the agents, or our respective affiliates currently, or in the future may, engage in business with companies included in a Market Measure, and we, the agents, or our respective affiliates may from time to time own securities of companies included in a Market Measure.  However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any of these companies or has undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or our respective affiliates are represented by that Market Measure.  In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates is responsible for the calculation of any index represented by a Market Measure. Unless otherwise specified therein, any information in the term sheet regarding the Market Measure is derived from publicly available information. You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of LIRNs or will have any obligation of any sort with respect to LIRNs.  As a result, none of those companies will have any obligation to take your interests as holders of LIRNs into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities represented by the Market Measure or the value of LIRNs.

Our business activities and those of the agents relating to the companies represented by a Market Measure or LIRNs may create conflicts of interest with you.  We, the agents, and our respective affiliates, at the time of any offering of LIRNs or in the future, may engage in business with the companies represented by a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties.  We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies.  The agents may also publish research reports relating to our or our affiliates’ securities, including LIRNs.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your LIRNs.  Any of these activities may adversely affect the value of the Market Measure and, consequently, the market value of your LIRNs.  None of us, the agents, or any of our respective affiliates makes any representation to any purchasers of LIRNs regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure.  Any prospective purchaser of LIRNs should undertake an independent investigation of the companies included in the Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in LIRNs.  The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing LIRNs.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of LIRNs for the purposes described in the prospectus supplement under “Use of Proceeds.”  In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under LIRNs.

DESCRIPTION OF LIRNS

General

Each issue of LIRNs will be part of a series of medium-term notes entitled “Senior Global Medium-Term Notes” that will be issued under the indenture, as amended and supplemented from time to time.  The indenture is described more fully in the prospectus and prospectus supplement.  The following description of LIRNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes We May Offer” in the prospectus supplement and “Description of Senior Debt Securities” in the prospectus.  These documents should be read in connection with the applicable term sheet.

The maturity date of LIRNs and the aggregate principal amount of each issue of LIRNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay. “Business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City.

We will not pay interest on LIRNs. LIRNs do not guarantee the return of principal at maturity. LIRNs will be payable only in U.S. dollars.

Prior to the maturity date, LIRNs are not redeemable at our option or repayable at the option of any holder.  LIRNs are not subject to any sinking fund. LIRNs are not subject to the defeasance provisions described in the section “Description of Senior Debt Securities—Defeasance” beginning on page 8 of the accompanying prospectus.

We will issue LIRNs in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10.  The CUSIP number for each issue of LIRNs will be set forth in the applicable term sheet.  You may transfer LIRNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of LIRNs, you will receive a Redemption Amount, denominated in U.S. dollars.  Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•                  If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If your LIRNs are Capped LIRNs, the Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

•                 If the Ending Value is equal to or less than the Starting Value, but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount.

•                  If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet.  If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for LIRNs will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in LIRNs.

Your participation in any upside performance of the Market Measure underlying your LIRNs will also be impacted by the Participation Rate.  The “Participation Rate” will generally be greater than or equal to 100%. The Participation Rate applicable to your LIRNs will be set forth in the applicable term sheet. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure.  However, historical values of the Market Measure are not indicative of its future performance or the performance of your LIRNs.

An investment in LIRNs does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions made, in the securities of any of the companies included in a Market Measure.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of the Market Measure on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100.  See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable index(es) (or any successor) is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period.  For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be deemed to be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period.  If no further scheduled calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level of the Market Measure for that non-calculation day and for each following non-calculation day, if any, will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

For an index, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)       the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then compose the index or any successor index; or

(B)       the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)         a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)         a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)         a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)         a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)         if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made.  In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index.  Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of LIRNs is linked.  The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”).  If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable.  If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us and to the holders of LIRNs.

If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•                  the determination of the Ending Value; or

•                  a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day.  The calculation agent will make available to holders of LIRNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your LIRNs are linked may adversely affect trading in LIRNs.

Basket Market Measures

If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components and if necessary, the definition of Market Measure Business Day will be set forth in the applicable term sheet.  We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date.  The Basket Components may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100.  We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component.  The Component Ratio for each Basket Component will equal:

•                              the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•                              the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date.  The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

_____________

(1)              This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)              The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component.  In the event that a Market Disruption Event or non-Market Measure Business Day occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable.  The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket for a calculation day by summing the products of the Basket Component Closing Level on that calculation day and the Component Ratio for each Basket Component.  The value of the Basket will vary based on the increase or decrease in the level of each Basket Component.  Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket.  Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Ending Value” of the Basket will equal the average value of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•                              The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•                              The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in”—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding LIRNs as described in this product supplement, including determinations regarding the Starting Value, the Threshold Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and determinations related to any adjustments to, or discontinuance of, any index.  Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of its affiliates as the calculation agent for each issue of LIRNs. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Payment of Additional Amounts

We will pay any amounts to be paid by us on LIRNs without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies,

imposts, duties, charges, fees, deductions, or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld, or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of LIRNs, we will pay such additional amounts (“Additional Amounts”) as may be necessary, so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a LIRN or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)                                     is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)), or is entitled to the payment in respect of a debt or other obligation to pay an amount to such a person, at the time of making such payment;

(ii)                                  is subject to such taxes by reason of the holder being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing LIRNs, the holding of LIRNs or the receipt of payments thereunder;

(iii)                               is or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Canadian Imperial Bank of Commerce (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length for purposes of the Income Tax Act (Canada), owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)                              presents such LIRNs for payment (where presentation is required) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any LIRN means:

(a)                                 the due date for payment thereof (whether at maturity or upon an earlier acceleration), or

(b)                                 if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of LIRNs in accordance with the indenture; or

(v)                                 who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements or administrative practice of the relevant taxing authority necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For purposes of clause (iv) above, if LIRNs are presented for payment more than 30 days after the relevant date, we shall only be required to pay such Additional Amounts as would have been payable if LIRNs had been presented for payment on such 30th day, and no further Additional Amounts shall accrue or become payable after such date.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of LIRNs.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of LIRNs (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to LIRNs and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and, where applicable, any supplement thereto in the applicable term sheet.

Same-Day Settlement and Payment

LIRNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of LIRNs in immediately available funds.  We will pay the Redemption Amount in immediately available funds so long as LIRNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the indenture.  If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of LIRNs upon any acceleration permitted under the indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of LIRNs and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law.  In case of a default in payment of LIRNs, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the accompanying prospectus under the headings “Description of Senior Debt Securities—Modification and Waiver of the Senior Debt Securities” beginning on page 5 and “—Events of Default” beginning on page 9.

Listing

Unless otherwise specified in the applicable term sheet, LIRNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of LIRNs.  The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet.  Each agent will be a party to the distribution agreement described in the “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-31 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of LIRNs sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase LIRNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any LIRNs.  You should make your own investment decision regarding LIRNs after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any LIRNs after their initial sale solely for the purpose of providing investors with the description of the terms of LIRNs that were made available to investors in connection with the initial distribution of LIRNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Canadian Imperial Bank of Commerce or for any purpose other than that described in the immediately preceding sentence.

CANADIAN FEDERAL INCOME TAX SUMMARY

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning debt securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus (as defined therein). Canadian federal income tax considerations applicable to LIRNs may be described particularly when such LIRNs are offered in the applicable term sheet related thereto and, in that event, the disclosure in the accompanying prospectus will be superseded in such term sheet to the extent indicated therein.

U.S. FEDERAL INCOME TAX SUMMARY

The following discussion supplements the discussion in the section called “Material Income Tax Consequences—United States Taxation” in the accompanying prospectus, and is subject to the limitations and exceptions set forth therein.  Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying prospectus.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of LIRNs. This summary applies only to holders that acquire their LIRNs in this offering for a price equal to the original offering price, which we understand will be at par, and hold such LIRNs as capital assets, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary does not apply to any holder that is subject to special rules, such as:

•                  a dealer in securities,

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•                  a bank,

•                  a life insurance company,

•                  a tax-exempt organization,

•                  a person that owns LIRNs as part of a straddle or a hedging or conversion transaction for tax purposes,

•                  a person that purchases or sells LIRNs as part of a wash sale for tax purposes,

•                  a regulated investment company or real estate investment trust,

•                  a U.S. holder (as defined in the accompanying prospectus) whose functional currency for tax purposes is not the U.S. dollar,

•                  a U.S. holder subject to the alternative minimum tax, or

•                  U.S. expatriates.

This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to LIRNs.

Any particular offering of LIRNs may also have features or terms that cause the U.S. federal income tax treatment of such LIRNs to differ materially from the discussion below.  If such features are applicable to any particular offering of LIRNs, the applicable term sheet will so state and discuss the U.S. federal income treatment of that offering.  Accordingly, you should carefully review the section of the applicable term sheet entitled “Certain U.S. Federal Income Tax Considerations”.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in LIRNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

If a partnership holds LIRNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.  You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in LIRNs if you are a partner in a partnership holding LIRNs.

General

We will not attempt to ascertain whether any non-U.S. components of the Market Measure would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If components of the Market Measure were so treated, certain adverse U.S. federal income tax consequences could possibly apply.

The U.S. federal income tax consequences of your investment in LIRNs are uncertain. No statutory, judicial or administrative authority directly discusses how LIRNs should be treated for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would be generally reasonable to treat LIRNs as pre-paid cash-settled derivative contracts. The terms of LIRNs will provide that you agree to treat LIRNs in this manner for all U.S. federal income tax purposes.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in LIRNs.

U.S. Holders

Subject to the discussion below of Section 1260 of the Code, if you are a U.S. holder, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time and your tax basis in LIRNs.  In general, your tax basis in your LIRNs will be equal to the price you paid for them.   Such gain or loss should generally be long-term capital gain or loss if you have held your LIRNs for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for LIRNs of a U.S. holder who acquires LIRNs upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of LIRNs. If LIRNs are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the IRS could assert that a U.S. holder’s holding period in respect of LIRNs should end on the date on which the amount the holder is entitled to receive upon the maturity of LIRNs is determined, even though the holder will not receive any amounts from us in respect of LIRNs prior to the maturity of LIRNs. In such a case, a U.S. holder may be treated as having a holding period in respect of LIRNs that is one year or less even if the holder receives cash upon maturity of LIRNs at a time that is more than one year after the beginning of its holding period.

The constructive ownership rules of Section 1260 of the Code could possibly apply to LIRNs that have a term in excess of one year and reference a “pass-thru entity” (as defined in Section 1260(c)(2) of the Code).  Examples of “pass-thru entities” include (but are not limited to) regulated investment companies (e.g., most exchange-traded funds), real estate investment trusts, passive foreign investment companies and partnerships.  It is not entirely clear how Section 1260 of the Code applies to an underlying Market Measure that is wholly or partially comprised of “pass-thru entities.” The Market Measures are likely to constitute “pass-thru entities” that could be wholly or partially subject to Section 1260 of the Code.  If your LIRNs were subject to Section 1260 of the Code, then, among other consequences, all or a portion of any long-term capital gain that you realize upon the sale, redemption or maturity of your LIRNs would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized amount) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of interests in the applicable underlying Market Measure referenced by your LIRNs on the date that you purchased your LIRNs and sold those interests on the date of the sale, redemption or maturity of LIRNs.  Accordingly, if your LIRNs reference an underlying Market Measure that is a “pass-thru entity,” you should consult your tax advisor about the potential application of Section 1260 of the Code to such LIRNs.

Alternative Treatments

As noted above, there is no judicial or administrative authority discussing how LIRNs should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the IRS might assert that treatment other than that described above is more appropriate.

In 2008, the IRS released a notice that may affect the taxation of holders of LIRNs. According to the notice, the IRS and the U.S. Treasury have been considering whether the holder of an instrument such as LIRNs should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. The notice also states that the IRS and the U.S. Treasury are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. While it is not clear whether LIRNs would be viewed as similar to instruments discussed in such notice, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in LIRNs, possibly with retroactive effect.

If the Market Measure is an index that periodically rebalances, it is possible that LIRNs could be treated as a series of derivative contracts, each of which matures on the next rebalancing date. If LIRNs were properly characterized in such a manner, a holder would be treated as disposing of LIRNs on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in LIRNs (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of LIRNs on such date.

Similarly, the IRS might assert, and a possible alternative treatment with respect to

LIRNs would be, to treat LIRNs as a single debt instrument. If LIRNs have a term that exceeds one year, such a debt instrument may be subject to the special tax rules governing contingent payment debt instruments.

If LIRNs are subject to such special rules applicable to contingent payment debt instruments, the amount of interest U.S. holders are required to take into account for each accrual period will be determined by constructing a projected payment schedule for LIRNs and applying rules similar to those for accruing “original issue discount” or OID on a hypothetical noncontingent debt instrument with that projected payment schedule.  In addition to accruing interest income in accordance with the comparable yield, a U.S. holder will be required to make adjustments if the actual amounts that holder receives in any taxable year differs from the projected payment schedule.  These rules could possibly have the effect of requiring U.S. holders to include amounts in income in respect of LIRNs prior to receipt of cash attributable to that income.

U.S. holders will recognize gain or loss on the sale, redemption or maturity of LIRNs treated as contingent payment debt instruments in an amount equal to the difference, if any, between the amount of cash received at that time and their adjusted basis in LIRNs.  In general, a U.S. holder’s adjusted basis in such notes will equal the amount the holder paid for LIRNs, increased by the amount of interest that was previously accrued with respect to LIRNs.  Any such gain will generally be ordinary income and any such loss will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years, and thereafter will be capital loss.

Similarly, if LIRNs have a term of one year or less, it is possible that LIRNs could be treated as short-term contingent debt instruments.  There is no statutory, judicial, or administrative authority that governs how short-term contingent debt should be treated for U.S. federal income tax purposes, and accordingly you should consult your tax advisor about this potential alternative treatment of LIRNs.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders

For information regarding backup withholding and information reporting considerations with respect to LIRNs, please see the discussion under “Material Income Tax Consequences—United States Taxation—U.S. Backup Withholding and Information Reporting” in the accompanying prospectus.

Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of LIRNs that is not a partnership or other entity treated as a partnership and is not a U.S. holder.  If you are a non-U.S. holder, except as provided below, you generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of LIRNs, provided that the payment is not effectively connected with your conduct of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale or exchange of LIRNs or their settlement at maturity may be subject to U.S. federal income tax if you are a nonresident alien individual and are present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If you are engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, sale or exchange of LIRNs, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.),you generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if you were a U.S. holder as described under the heading “—U.S. Holders,” above. In addition, non-U.S. holders that are foreign corporations, may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of their withdrawn earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

Notwithstanding the above, if we determine that there is a material risk that we will be required to withhold on any payments on LIRNs, we may withhold on any such payment to a non-U.S. holder at a 30% rate, unless such non-U.S. holder has provided to us (i) a valid IRS Form W-8ECI or (ii) a valid IRS Form W-8BEN or IRS Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. We may nevertheless withhold up to 30% on any payments if there is any possible characterization of the payments that would not be exempt from withholding under a treaty even if a non-U.S. holder has provided us with a valid IRS Form W-8BEN or IRS Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.

Section 871(m) of the Code and Treasury Regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (such equities and indices, “U.S. Underlying Equities”). Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined upon issuance, based on tests set forth in the applicable Treasury Regulations. Specifically, and subject to the exemption described in the next paragraph, Section 871(m) will apply if, at issuance, a financial instrument either meets (i) a “delta” test, if it is a “simple” contract, or (ii) a “substantial equivalence” test, if it is a “complex” contract. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury Regulations as well as securities that track such indices.

The U.S. Treasury has issued regulations that exempt financial instruments issued prior to 2021 that are not “delta-one,”  that is, do not perform in substantially the same manner as an investment in the U.S. Underlying Securities, from the application of Section 871(m). A determination that LIRNs are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the potential application of Section 871(m) to LIRNs.

This information is indicative and will be supplemented and superseded in the final term sheet or as may otherwise be updated by us in writing from time to time. Non-U.S. holders should be warned that Section 871(m) may apply to LIRNs based on circumstances at the time LIRNs are issued and, therefore, it is possible that the payments on LIRNs will be subject to U.S. federal withholding tax under Section 871(m).

As discussed above, alternative characterizations of LIRNs for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to LIRNs to become subject to withholding tax, we will withhold tax at the applicable statutory rate. Additionally, as discussed above, the IRS has indicated that it is considering whether income in respect of instruments such as LIRNs should be subject to withholding tax. Prospective non-U.S. holders of LIRNs should consult their own tax advisors in this regard.

The gross estate of a non-U.S. holder domiciled outside the United States includes only property situated in the United States.  LIRNs may be subject to U.S. federal estate tax if an individual non-U.S. holder holds LIRNs at the time of his or her death.  Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding LIRNs at death.

Additional Information for Investors

For information regarding the applicability of FATCA to LIRNs, please see the discussion under “Material Income Tax Consequences—United States Taxation—FATCA Withholding” in the accompanying prospectus.